EXHIBIT 99.1

Investor Contact:
Dominick Ragone
Chief Financial Officer
(646) 861-7500

For Release:  August 5, 2009

Icahn Enterprises L.P. Reports Second Quarter Financial Results
Announces Quarterly Distribution

New York, NY – Icahn Enterprises L.P. (NYSE: IEP) reported revenues of $3,989 million for the six months ended June 30, 2009, as compared to $2,995 million for the six months ended June 30, 2008.  Net income attributable to Icahn Enterprises from continuing operations was $129 million for the six months ended June 30, 2009, or $1.68 per LP unit, compared to a net loss of $86 million, or $1.61 loss per LP unit, for the comparable period of 2008.  Net income attributable to Icahn Enterprises from discontinued operations was $2 million for the six months ended June 30, 2009, compared to $488 million for the comparable period of 2008, primarily as a result of our gain on the sale of Nevada gaming properties which comprised our gaming segment.

Second Quarter 2009

For the three months ended June 30, 2009, revenues were $2,223 million as compared to $1,865 million for the three months ended June 30, 2008.  Net income attributable to Icahn Enterprises from continuing operations was $128 million for the three months ended June 30, 2009, or $1.67 per LP unit, compared to a net loss of $50 million, or $1.35 loss per LP unit, for the comparable period of 2008.  Net income attributable to Icahn Enterprises from discontinued operations was $2 million for the three months ended June 30, 2009, compared to a loss of $1 million for the comparable period of 2008.

Icahn Enterprises declared a quarterly distribution of $0.25 per unit on its depositary units, payable in the third quarter of 2009.  The distribution will be paid on August 31, 2009 to depositary unitholders of record at the close of business on August 20, 2009.

Conference Call Information

Icahn Enterprises L.P. will discuss its second quarter results on a conference call and Webcast on Thursday, August 6, 2009 at 10:00 a.m. EST.  The Webcast can be viewed live on Icahn Enterprises L.P.’s website at www.icahnenterprises.com.  It will also be archived and made available at www.icahnenterprises.com under the Investor Relations section.  The toll-free dial-in number for the conference call in the United States is (800) 938-1410.  The international number is (702) 696-4768.  The access code for both is 22569597.

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Icahn Enterprises L.P. (NYSE: IEP), a master limited partnership, is a diversified holding company engaged in five primary business segments:  Investment Management, Automotive, Metals, Real Estate and Home Fashion.  For more information, please visit the company’s website at www.icahnenterprises.com.

Caution Concerning Forward-Looking Statements

This release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, many of which are beyond our ability to control or predict.  Forward-looking statements may be identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of Icahn Enterprises L.P. and its subsidiaries.  Among these risks and uncertainties are risks related to economic downturns, substantial competition and rising operating costs; risks related to our investment management activities, including the nature of the investments made by the private funds we manage, losses in the private funds and loss of key employees; risks related to our automotive activities, including exposure to adverse conditions in the automotive industry, and risks related to operations in foreign countries; risks related to our scrap metals activities, including potential environmental exposure; risks related to our real estate activities, including the extent of any tenant bankruptcies and insolvencies, and competition for residential and investment properties; risks related to our home fashion operations, including changes in the availability and price of raw materials, and changes in transportation costs and delivery times; and other risks and uncertainties detailed from time to time in our filings with the SEC.  We undertake no obligation to publicly update or review any forward-looking information, whether as a result of new information, future developments or otherwise.

APPENDIX I

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
In millions, except per unit data

	Three Months Ended
	June 30,
	2009	2008
	(Unaudited)

Revenues	$2,223	$1,865
Expenses	1,602	2,475
Income (loss) from continuing operations before income tax benefit (expense)	621	(610)
Income tax benefit (expense)	10	(56)
Income (loss) from continuing operations	631	(666)

Income (loss) from discontinued operations	2	(1)

Net Income (loss)	633	(667)

Less: net (income) loss attributable to non-controlling interests	(503)	616

Net income (loss) attributable to Icahn Enterprises	$130	$(51)

Net income (loss) attributable to Icahn Enterprises from:
Continuing operations	$128	$(50)
Discontinued operations	2	(1)

	$130	$(51)

Basic income (loss) per LP unit
Income (loss) from continuing operations	$1.67	$(1.35)
Income (loss) from discontinued operations	0.03	(0.02)
	$1.70	$(1.37)

Weighted average LP units outstanding (basic)	75	70

Diluted income (loss) per LP unit
Income (loss) from continuing operations	$1.56	$(1.35)
Income (loss) from discontinued operations	0.03	(0.02)
	$1.59	$(1.37)

Weighted average LP units outstanding (dilutive)	85	70

APPENDIX II

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
In millions except per unit data

	Six Months Ended
	June 30,
	2009	2008
	(Unaudited)

Revenues	$3,989	$2,995
Expenses	3,251	3,626

Income (loss) from continuing operations before income tax benefit (expense)	738	(631)
Income tax benefit (expense)	20	(76)
Income (loss) from continuing operations	758	(707)

Income from discontinued operations	2	488

Net Income (loss)	760	(219)

Less: net (income) loss attributable to non-controlling interests	(629)	621

Net income attributable to Icahn Enterprises	$131	$402

Net income (loss) attributable to Icahn Enterprises from:
Continuing operations	$129	$(86)
Discontinued operations	2	488

	$131	$402

Basic income (loss) per LP unit
Income (loss) from continuing operations	$1.68	$(1.61)
Income from discontinued operations	0.03	7.12
	$1.71	$5.51

Weighted average LP units outstanding (basic)	75	70

Diluted income (loss) per LP unit
Income (loss) from continuing operations	$1.63	$(1.61)
Income from discontinued operations	0.03	7.12
	$1.66	$5.51

Weighted average LP units outstanding (dilutive)	79	70

APPENDIX III
CONDENSED CONSOLIDATED BALANCE SHEETS
The following table presents Icahn Enterprises L.P.'s consolidated summary balance sheet data
(in millions)

	June 30,	December 31,
	2009	2008
	(Unaudited)
ASSETS

Cash and cash equivalents	$2,031	$2,612
Cash held at consolidated affiliated partnerships and restricted cash	4,184	3,947
Investments	4,545	4,515
Accounts receivable, net	1,170	1,057
Due from brokers	103	54
Inventories, net	1,050	1,093
Property, plant and equipment, net	2,720	2,878
Goodwill	1,053	1,086
Intangible assets, net	1,025	943
Other assets	598	630
Total Assets	$18,479	$18,815

LIABILITIES AND EQUITY

Accounts payable	$538	$679
Accrued expenses and other liabilities	2,884	2,805
Securities sold, not yet purchased, at fair value	2,423	2,273
Due to brokers	267	713
Postemployment benefit liability	1,317	1,302
Debt	4,574	4,571
Preferred limited partner units	133	130
Total Liabilities	12,136	12,473

Equity:

Equity attributable to Icahn Enterprises	2,543	2,398
Equity attributable to non-controlling interests	3,800	3,944
Total Equity	6,343	6,342
Total Liabilities and Equity	$18,479	$18,815